Exhibit 10.4

May 2, 2014

Ted Witek

Dear Ted:

Theravance, Inc. (“Theravance” or the “Company”) is pleased to offer you the part-time exempt position of Senior Vice President, Clinical & Medical Affairs, Respiratory, reporting to the Chief Executive Officer.  In accordance with your part-time status of 24 hours/week, you will be paid an annual salary of $315,000.  You will be eligible to receive an annual discretionary bonus of up to 50% of your annual salary, based on the Company’s performance against its annual goals and a review of your individual performance.  You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Board of Directors.

Subject to the approval by the appropriate committee of the Company’s Board of Directors, you will be granted an option to purchase shares of Common Stock of the Company at a purchase price equal to the fair market value of our Common Stock on the date of grant, which we anticipate will be on or around the first business day of the month following your employment start date. Your option grant will be for 100,000 shares. The vesting and exercise details of your option grant will be set forth in your stock option paperwork, but in general your option will vest monthly over the first four years of your employment, with a one year “cliff” provision that prevents it from being exercised before the first anniversary of the grant date. The option shall be fully vested and exercisable on the 4-year anniversary of the date of grant provided you have remained in continuous service through such date. The option granted to you will be contingent on your execution of the Company’s Stock Option Agreement and will be subject to all terms of the Company’s 2012 Equity Incentive Plan. Performance and merit reviews will be conducted annually and will be calculated on a prorated basis, based on date of hire.

Subject to the approval of the appropriate committee of the Company’s Board of Directors, you will also be granted a restricted stock award for 10,000 shares in consideration of services to be rendered by you.  The shares will be subject to the terms and conditions applicable to shares awarded under the Plan, as described in the Plan and the applicable Restricted Stock Agreement. The shares vest in a series of installments as follows: 25% of the shares will vest on the first Company Vesting Date after the second anniversary of your employment start date (your “Start Date”); 25% of the shares will vest on the first Company Vesting Date after the third anniversary of your Start Date; 25% of the shares will vest on the first Company Vesting Date after the fourth anniversary of your Start Date; and 25% of the shares will vest on the first Company Vesting Date after the fifth anniversary of your Start Date provided you have remained in continuous service through each such vesting date.  A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

As a part-time employee, you will not be eligible to participate in the Company’s paid-benefits plans when you begin your employment.  Should your status change to full-time (30 hours or more per week), Theravance will provide a comprehensive company-paid benefits to you and your dependents at a minimal cost.  Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan.  Additionally, we offer a 401(k) plan.

You will abide by Theravance’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.  As a consideration of employment, you will be required to sign our Proprietary Information and Inventions Agreement.  In addition, you will be required to present the documents establishing your legal right to work in the United States as required by the government’s Form I-9.

While we hope that your employment with the Company will be mutually satisfactory, employment with Theravance is for no specific period of time.  As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

This offer is contingent upon the successful completion of your background investigation.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy, and return one copy to me, saving the other copy for yourself.

We are very excited about the possibility of you joining our team and becoming a part of our company!  We look forward to determining a mutually convenient start date as soon as possible.

If you have any questions, please don’t hesitate to contact me at (650) 238-9600.  We look forward to your favorable response.

Sincerely,

/s/ Dennis Driver

Dennis Driver
Vice President, HR

Foregoing terms and conditions hereby accepted:

Signed:	/s/ Ted Witek

Date:	13 May 2014

Start Date:	1 July 2014